UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 15, 2021

Spark Networks SE
(Exact name of registrant as specified in its charter)

Germany	001-38252	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Kohlfurter Straße 41/43
Berlin Germany 10999
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (+49) 30 868000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
American Depository Shares each representing one-tenth of an ordinary share	LOV	NYSE American
Ordinary shares, €1.00 nominal value per share*	LOV	NYSE American
* Not for trading purposes, but only in connection with the registration of American Depository Shares pursuant to the requirements of the Securities and Exchange Commission.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Appointment

On June 17, 2021, Spark Networks SE (the “Company”) has announced the appointment of David Clark as the Company’s Chief Financial Officer, effective August 10, 2021. Mr. Clark will serve as the Company’s principal financial officer and principal accounting officer.

Mr. Clark currently serves as a Chief Financial Officer for Synchronoss Technologies, Inc. Prior to joining Synchronoss, Mr. Clark has served as Chief Financial Officer of The Meet Group from April 2013 until November 2017. Prior to that, Mr. Clark served as Executive Vice President, Chief Financial Officer and Treasurer of Nutrisystem, Inc., and held several other senior leadership positions at Nutrisystem, Inc. from 2007 to 2013. Mr. Clark was Chief Financial Officer of SunCom Wireless Holdings from its founding in 1997 through 2006 and held the additional positions of Executive Vice President from 2000 through February 2006 and Senior Vice President from 1997 through 2000. During this time, he also served as Chief Financial Officer of Triton Cellular Partners, L.P., an entity related to SunCom Wireless Holdings, from 1997 to 2000.

In connection with Mr. Clark's appointment, the Company entered into an employment agreement with Mr. Clark on June 16, 2021. Under the terms of the Offer Letter, Mr. Clark will receive an annual base salary of $400,000 and eligible to receive an annual bonus with a target amount of not less than fifty percent (50%) of his annual base salary for the calendar year 2021 and subsequent calendar years based on the achievement of individual and Company performance goals for such years.

There is no arrangement or understanding between Mr. Clark and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. Clark and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Clark has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

The foregoing description of the employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

Amendment of Employment Agreement for Chief Operating Officer and Chief Legal

On June 15, 2021, the Company and Gitte Bendzulla, Chief Operating Officer and Chief Legal Officer, entered into an amended and restated employment agreement (the "Agreement"), which superseded and replaced Ms. Bendzulla's existing employment agreement with the Company. Under the Agreement, in addition to the fixed gross annual salary, Ms. Bendzulla is eligible to receive an annual bonus with a target amount of 30% of her then current fixed gross annual salary. The relevant goals shall be established annually by the Company's Administrative Board after consultation with Ms. Bendzulla. The final amount of the bonus shall be determined annually by the Administrative Board based on achievement of the established goals at the same time as the annual financial statements of the Company are approved by the Company’s auditors. The annual bonus, if any, shall be due and payable at the end of the month following such approval of the Company's annual financial statements.

In the event the Company terminates the Agreement, Ms. Bendzulla shall be entitled to receive a severance in the amount of six months of her base salary, plus a prorata portion of her annual bonus for such year assuming achievement at the 100% level. Any such severance payment shall be due and payable together with Ms. Bendzulla's last regular salary payment. Any vesting of VSOP or stock options granted to Ms. Bendzulla due to occur within three months after the effective date of the termination of the Agreement by the Company shall continue to vest.

Upon termination of employment, the Agreement provides that Ms. Bendzulla may not compete with Spark Networks for one year provided that Spark Network pays Ms. Bendzulla during such period an amount equal to 50% of her total remuneration most recently received by her. The Company shall be entitled to waive this non-compete covenant by written declaration at any time, including after the service relationship, with the effect that Ms. Bendzulla is released of the obligations immediately, and the Company shall be free of the obligation to pay compensation with immediate effect starting from the date of declaration.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.2 to this Current Report on Form 8-K.

Item 7.01    Regulation FD Disclosure.

A copy of the Company's press release is furnished hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed as part of this Current Report on Form 8-K:
Exhibit No.    Description
10.1        Employment Agreement dated June 16, 2021
10.2        Amended and Restated Employment Agreement dated June 15, 2021
99.1        Press Release dated June 17, 2021
104        Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARK NETWORKS SE

Dated: June 17, 2021	By:	/s/ Gitte Bendzulla
Gitte Bendzulla
Chief Operating Officer and Chief Legal Officer